EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

To: FreeStar Technology Corporation

We consent to the incorporation by reference on Registration Statements on Form S-8 (No. 333-140374) of FreeStar Technology Corporation of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, dated August 30, 2007, included in FreeStar Technology Corporation's Annual Report on Form 10-KSB for the year ended June 30, 2007.

/s/ RBSM LLP
  RBSM LLP
  Certified Public Accountants

New York, New York
September 28, 2007